Exhibit 10.14(a)

AMENDMENT NO. 1 TO THE ADVISORY AGREEMENT

This AMENDMENT NO. 1 dated as of the 1st day of January 2013 to the ADVISORY AGREEMENT made as of the 1st day of April, 2008, among CERES MANAGED FUTURES LLC (formerly Demeter Management Corporation), a Delaware limited liability company (the “Trading Manager”), MORGAN STANLEY SMITH BARNEY BORONIA I, LLC (formerly Morgan Stanley Managed Futures GMF I, LLC), a Delaware limited liability company (the “Trading Company”) and BORONIA CAPITAL PTY LTD. (formerly Grinham Managed Funds Pty. Ltd.), a New South Wales, Australia proprietary limited company (the “Trading Advisor”).

W I T N E S S E T H:

WHEREAS, the Trading Manager, the Trading Company and the Trading Advisor wish to amend the Advisory Agreement to increase the amount of leverage used to manage the Trading Company’s assets and reflect a change in the Trading Advisor’s management fee compensation (from 2% per year to 1.875% per year).

NOW, therefore, the parties agree as follows:

1. The first sentence of Section 2(f) shall be deleted and replaced by the following:

(f) In performing services to the Trading Company, the Trading Advisor shall utilize its Boronia Diversified Program (the “Trading Program”), as described in the Disclosure Document, and as modified from time to time; provided, however, that the Trading Manager and the Trading Company agree that amount of leverage applied to the assets of the Trading Company allocated to the Trading Advisor by the Trading Manager shall be 1.5 times the assets of the Trading Company allocated to the Trading Advisor by the Trading Manager (the “Trading Level”), unless otherwise agreed by the parties hereto in writing. The Trading Advisor shall trade the Trading Company’s assets on the basis of the Trading Level.

2. The first sentence of Section 5(a)(i) shall be deleted and replaced by the following:

The Trading Company shall pay the Trading Advisor a monthly management fee equal to 1/12 of the annual rate set out in the table below where the rate is determined by and applied to the Net Assets (as defined in Section 5(c) hereof) as of the first day of each month (the “Management Fee”).

Net Asset Level as of the first day of each month	Fee Rate % (pa)
Less than or equal to US$60 million	3.00% pa
Greater than US$60 million and less than or equal to US$120 million	1.875% pa
Greater than US$120 million	1.50% pa

3. In all other respects the Advisory Agreement remains unchanged and of full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By	/s/ Walter Davis
Walter Davis
President

MORGAN STANLEY SMITH BARNEY BORONIA I, LLC

By:	Ceres Managed Futures LLC
(Trading Manager)

By	/s/ Walter Davis
Walter Davis
President

BORONIA CAPITAL PTY LTD.

By	/s/ Angus Grinham
Angus Grinham Director

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